Exhibit 10.1

Base Agreement Number: USEFIMYD7UZ

Embedded Solution Agreement

Purchase Commitment for Programs Transaction Document: 03

This is a Purchase Commitment for Programs Transaction Document (“TD”) under the Embedded Solution Agreement (“Base Agreement”) referenced above, the ESA Attachment for Programs,. This TD becomes effective when signed by both parties.

Unless this TD is signed by June 30, 2025, IBM reserves the right to reject the terms of this TD.

By signing below (by hand or where recognized by law, electronically), each party agrees to the terms of this TD. Once signed, both parties agree that 1) any reproduction of the TD made by reliable means (for example, photocopy or facsimile) is considered an original, unless invalid under local law; 2) this TD together with the Base Agreement and the Attachments, forms a separate agreement (“Agreement”) between the parties, to which all Programs listed in this TD are subject; and 3) this TD, together with the Base Agreement and Program Attachment, is the parties’ complete agreement and replaces all prior oral or written communications between the parties regarding the transactions described in this TD. All terms used in this TD and not otherwise defined herein shall have the meanings ascribed to such terms in the Base Agreement.

	Agreed to:		Agreed to:

	Datavault AI Inc.		International Business Machines Corporation

By:	/s/ Nathaniel Bradley	By:	/s/ Lu Guido
	Authorized signature		Authorized signature

	Name (type or print): Nathaniel Bradley		Name (type or print): Lu Guido

	Title: CEO		Title: Principal -ESA Leader IBM America’s

	Date: 2025-06-29 16:41:16 PDT		Date: 2025-06-30 20:26:28 PDT

	Address:		IBM address:
	48 Wall Street		10 North Martingale Rd
	Floor 11		Woodfield Preserve
	New York, NY, 10005		Building 0062
Schaumburg, IL 60173-2099

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Base Agreement Number: USEFIMYD7UZ

Embedded Solution Agreement

Purchase Commitment for Programs Transaction Document: 03

1.	Prices for Program Licenses and S&S

A.	Program Licenses

(1)	Distribution Licenses

For each Program listed in the tables in Schedule A – Subscription License Programs below, BP may license the Program for distribution to an End User as part of BP’s Embedded Solution.

(2)	Hosted Embedded Solution

In addition to the rights in the Base Agreement and Program Attachment, when BP’s Value Add is an application, BP may provide IBM Programs as part of a Hosted Embedded Solution to End Users, unless prohibited by the Program LI. A Hosted Embedded Solution means BP is providing access to the Embedded Solution from one or more remote data centers to End Users over the internet or a private network. BP agrees that access to the Embedded Solution by BP or its End User will be consistent with the Program’s LI.

Notwithstanding the definition of Territory in the Base Agreement, BP may permit End Users in the countries where IBM has exclusive dealing arrangements to access IBM Programs as part of a Hosted Embedded Solution, provided the IBM Programs (or portions thereof) are not downloaded into those countries.

BP must implement adequate controls (including where appropriate by means of specific terms in BP’s contracts) on physical access, communications, and software access to prevent End Users from reading, displaying, copying or transmitting the actual code or documentation of IBM Programs.

All copies of any IBM Program used to provide a Hosted Embedded Solution must always reside on BP’s servers (or servers BP manages that are located at BP’s facilities) unless otherwise specified in the applicable Attachment or TD and may not be downloaded or copied by End Users except as necessary to allow End Users to access the Embedded Solution. IBM Programs (or portions thereof) downloaded by End Users must be licensed under BP’s End User Agreement, as required by the Base Agreement, Program Attachment and this TD. BP must notify IBM in writing, and obtain IBM’s prior written approval, before installing or otherwise transferring any Program on any server not owned or managed by BP.

For Subscription Licenses or Fixed Term Licenses, BP is permitted to re-use quantities of the IBM Programs that were previously consumed for an End User’s active workload, to provide hosting to another End User during the term of the Program license.

(3)	Subscription License:

Programs licensed under this TD are Subscription Licenses as indicated in Schedule A – Subscription License Programs. For each Subscription Program, BP has the right to use and receive Subscription and Support for a specific Subscription Term, as specified in the tables in Schedule A. A Subscription Term is the period for which BP agrees to pay IBM and begins on the date that BP’s order is accepted by IBM or on the date specified in the TD. A Subscription License Program cannot be terminated by BP during a Subscription Term. A Subscription License Program will terminate at the end of the Subscription Term. To renew an expiring Subscription License Program, BP must order a subsequent Subscription Term. If BP does not renew, the license rights to the Subscription License Program and access to S&S will terminate, and BP is required to uninstall and destroy all terminated copies of the affected Program.

IBM may withdraw this licensing model for a Program at any time. If the current TD term extends past the withdrawal date, IBM may continue to provide this licensing model until the end of the then current term or work with BP to establish an alternative solution.

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Base Agreement Number: USEFIMYD7UZ

(4)	Subscription License Catalog

(a)	Definitions

Aggregate Value means the sum of the quantities of SLPs that are placed into SLP Active Use by BP multiplied by the Unit Consumption Rate listed on Table 1 – SLP Catalog for that SLP.

SLP Active Use means deployment by BP in an Embedded Solution for production, test, or development (e.g. no ’stockpiling’ of licenses).

Commitment Term means the period during which BP is authorized to use a SLP, as indicated in Table 1 – SLP Catalog. SLPs cannot be terminated by BP.

Subscription License Program (also SLP) means an IBM Program, listed on Table 1 – SLP Catalog, that BP has the right to use and for which BP will receive IBM Subscription and Support during the Commitment Term. The Committed Term Start Date and Committed Term End Dates for each catalog are specified in Table 1.

SLP Calculation Date means the earlier of the Commitment Term End Date listed on Table 1 – SLP Catalog or the date of termination of the Agreement.

(b)	SLP Deployment and Reporting

SLP Active Use is subject to the following:

i.	SLPs start on the date specified in Table 1 – SLP Catalog.

ii.	SLPs may not be used to replace or relieve any existing obligations for previously deployed Programs.

iii.	The Aggregate Value of SLPs in Table 1 is $18,935,564.00 (“the SLP Catalog").

iv.	Once a SLP is placed into SLP Active Use, it is included in the Aggregate Value determination, even if it is later removed from use.

v.	Once the SLP Catalog value is reached, BP may not deploy additional SLPs. BP will immediately provide a SLP Catalog Report to IBM (see Section 2C Reporting).

BP must submit a copy of the SLP Catalog Report every 90 days after the Start Date, and immediately as required by Section 2B(iv) to https://systems-ordering.ibm.com. A Final SLP Catalog Report shall be submitted on the earlier of the Commitment Term End Date or termination of the Agreement pursuant to section 10a of the Base Agreement. BP shall use the format shown below, listing the deployed quantities at any point in time between the Start Date and the date of the report ("Total Deployment Quantity") and the quantity of such deployments in SLP Active Use on that date ("Currently in Active Use").

Example report for illustrative purposes only:

[FINAL] SLP Catalog Report
Part Number	Program Description	Deployment Date	Deployment Type (Embedded/Internal Use)	Virtualization Technology Used: Yes/No	Total Deployment Quantity	Unit Consumption Rate	Extended Consumption Rate	Currently in Active Use Quantity

D2689LL	IBM Cloud Pak for Integration Virtual Processor Core Subscription License		Internal Use	No	5	$11 304.00	$56 520.00	0

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Base Agreement Number: USEFIMYD7UZ

2.	Embedded Program Requirements

A.	BP must embed the Programs into the Value Add to form the Embedded Solution. The Programs and Value Add must be packaged as an integrated component on the Embedded Solution media and must be installed and configured as an integrated component by the Embedded Solution installation routine.

B.	Program upgrades must be distributed as a component of the Embedded Solution and the End User must be prohibited from upgrading the Programs as a separate component.

C.	BP, and not the End User, may access the Programs directly for purposes of providing technical assistance to the End User.

D.	BP must not permit End Users to install the Programs separately or independently from the Value Add or to configure the Programs outside the installation process.

E.	The Embedded Solution must be designed to eliminate Program administration tasks by the End User.

F.	The End User may only access the Programs through the Value Add.

G.	The Embedded Solution must provide at least one pre-configured configuration that the End User may select at installation to minimize initial program configuration and program management. The Embedded Solution must provide centralized and remote administration or built-in administration functions. Administration scripts, including startup, shutdown and backup must be provided by BP in the Value Add.

H.	The End User may not use third-party or IBM tools to access the Programs.

3.	Value Add which must be included in Embedded Solution

For the avoidance of doubt, providing only installation or implementation services or hosting the Program alone is not considered significant new functionality or capability and does not constitute Value Add.

Solution Name	Datavault
Description of the Embedded Solutions	Datavault’s platform tokenizes data and allows for innovative data sales via DataVault’s proprietary information data exchange. This platform provides organizations with the ability to quantify the power of their data, which was previously only understood as an intangible asset.
Description of Business Partner’s Value Add	Datavault will use incorporate AI into the solution to automate and optimize creation, pricing, yields and trading on coin exchanges included but not limited to assets such as athletes name, image and likeliness on a marketplace.

4.	Term

The term of this TD is three (3) years from the date the last party executes it, or from June 30, 2025, whichever is later (“Term”).

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Base Agreement Number: USEFIMYD7UZ

5.	Charges

Included in the Charges in this section are the Programs in Table 1 – SLP Catalog and Table 2 – Fixed Quantity Subscription License Programs that BP licenses pursuant to the terms of the Agreement.

BP shall pay IBM the Charges on or before the following dates:

Due Date	Amount Due
June 30, 2025	$18,935,564.00
November 30, 2025	$4,729,730.00

The Charges do not include any additional amounts incurred pursuant to the section of this Agreement entitled “Verification”. The Charges and any additional charges beyond the Charges incurred pursuant to the section entitled “Verification” are exclusive of any applicable duties, fees and taxes. BP is responsible for any such duties, fees and taxes including, but not limited to, withholding taxes and, if as a result of BP moving, accessing or using any of the Programs across a border, any customs duty, tax, levy or fee (including withholding taxes for the import or export of any such Program). The Charges are not cancelable. IBM will not accept returns or exchanges and will not issue credit for returns BP accepts from End Users.

Notwithstanding the terms of this Agreement or our prior practice, payment is not contingent upon issuance of a Purchase Order. All approvals required to issue payment have been obtained. The bill to, ship to addresses along with specific information and amounts due under this Agreement are included herein or in other documents related hereto. This order is firm and irrevocable. IBM will invoice BP for such amount and BP agrees to pay as specified in the invoice.

6.	Subscription & Support (S&S) and BP Responsibilities For Program Licenses:

A.	IBM S&S and other support services for Programs is provided as described in the IBM Support Guide at http://www.ibm.com/support/guide and includes defect corrections and access to Program upgrades. BP receives S&S for each Program license it has an active S&S subscription. S&S does not include assistance for: i) the design and development of applications; ii) the use of Programs in other than their specified operating environment; iii) failures caused by products for which IBM is not responsible for under this Agreement; or iv) the Embedded Solution.

B.	BP will provide Level 1 and Level 2 Support to End Users for all Programs included in the Embedded Solution. For Program licenses with active S&S, IBM provides S&S only directly to BP and not to End Users, with BP acting as the interface with End Users for any support requests BP escalates to IBM. Level 1 Support includes taking and prioritizing End User support requests, information gathering, issue definition, attempting to find root causes, checking against known Program issues via online support resources and appropriate escalation for resolution. Level 2 Support includes in-depth technical analysis to identify a resolution to the problem and determine if the problem is repeatable. While S&S is in effect for a Program license, BP will provide available Program updates to End Users. BP will clearly instruct End Users (whether through BP’s End User Agreement or otherwise) to contact BP and specifically not IBM (regardless of any contrary statements in Program materials).

7.	Miscellaneous Terms and Conditions

A.	IBM reserves the right to change the part numbers and/or pricing metrics for the Programs listed in section 1, upon written notice to BP. Changes to either part numbers or pricing metrics will not cause a change in the effective prices for either Programs or.

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Base Agreement Number: USEFIMYD7UZ

B.	BP agrees that failure to reasonably cooperate with any audit process or verification requests is a material breach of the Agreement, subject to termination of distribution rights, as provided in the Agreement.

C.	BP is required by IBM to ensure that the Embedded Solution is not used to replace currently active IBM Program licenses with End Users (“Existing End User”). If BP wishes to sell its Embedded Solution to an Existing End User, then the Pricing in this TD (ESA Price) is not applicable and IBM’s pricing to BP will be IBM’s SRP price for IBM Programs in effect at the time of the sale to the Existing End User. In the event that BP sells its Embedded Solution to an Existing End User using the ESA Price, IBM will charge BP the difference between the ESA Price and the IBM SRP price for the IBM Products included in the Embedded Solution sold by BP to that End User.

8.	Contract Coordinators

	For IBM:	For Business Partner:
Name	Alejandro Larios	Nathaniel Bradley
Company	IBM Corporation	Datavault AI Inc.
Address	10 North Martingale Rd Woodfield Preserve Building 0062	48 Wall Street, Floor 11
City, ST	Schaumburg, IL 60173-2099	New York, NY, 10005
Telephone:		[***********]
Fax:
Email:	[******************]	[******************]

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Base Agreement Number: USEFIMYD7UZ

Schedule A – Subscription License Programs

Table 1 – SLP Catalog
Subscription License Part Number	Product Description	Unit Consumption Rate	Commitment Term Start Date	Commitment Term End Date
D0GQJZX	IBM watsonx.ai Virtual Processor Core Subscription License	$16,938.00	6/30/2025	6/29/2028
D0F3HZX	IBM watsonx.data Virtual Processor Core Subscription License	$5310.00	6/30/2025	6/29/2028
D10KEZX	IBM watsonx.data intelligence Resource Unit Subscription License	$360.00	6/30/2025	6/29/2028
D0QL7ZX	IBM watsonx Orchestrate with watsonx Assistant Cartridge Install Subscription License	$543,600.00	6/30/2025	6/29/2028
D0QLHZX	IBM watsonx Orchestrate with watsonx Assistant Cartridge RU 1000 Resource Unit Subscription License	$74,880.00	6/30/2025	6/29/2028
D28NDLL	IBM Watson Discovery Enterprise Cartridge for IBM Cloud Pak for Data BD Install Subscription License	$392.400.00	6/30/2025	6/29/2028
D28NALL	IBM Watson Discovery Enterprise Cartridge for IBM Cloud Pak for Data 100 thousand Documents Subscription License	$18,720.00	6/30/2025	6/29/2028

Table 2 – Fixed Quantity Subscription License Programs
Subscription License Part Number	Product Description	Quantity	Committed Term Start Date	Committed Term End Date
D0H60ZX	IBM watsonx.governance Model Management Virtual Processor Core Subscription License	210	11/30/2025	11/29/2026
D0H6XZX	IBM watsonx.governance Risk and Compliance Foundation Virtual Processor Core Subscription License	42	11/30/2025	11/29/2026

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